BBN CORPORATION
                                EXHIBIT 11.1
                      COMPUTATION OF NET LOSS PER SHARE

(000's except per-share data)

                                               Three Months Ended
                                 ____________________________________________
                                  September 30, 1995       September 30, 1994
                                 ___________________      ___________________
                                              Fully                    Fully
                                  Primary    Diluted      Primary     Diluted
                                 ________    _______      _______     _______

Weighted average
   shares outstanding             17,518      17,518       16,614      16,614

Incremental shares from use
   of treasury stock method
   for stock options                (a)       (a)          (a)         (a)
                                 ________   ________     ________    ________
Shares used in per-share
   calculations                   17,518     17,518       16,614      16,614
                                 ========   ========     ========    ========

Net loss                         $(8,651)   $(8,651)     $(1,808)    $(1,808)
                                 ========   ========     ========    ========

Net loss per share               $  (.49)   $  (.49)     $  (.11)    $  (.11)
                                 ========   ========     ========    ========


(a) Incremental shares were not used as their effect would be antidilutive.